Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of August 31, 2020 by and between Forum Investors III LLC, a Delaware limited liability company, Forum Capital Management III LLC, a Delaware limited liability company, Marshall Kiev and David Boris (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of common stock, $0.0001 par value per share, of Forum Merger III Corporation. Each Party hereto agrees that the Schedule 13D, dated August 31, 2020, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: August 31, 2020	FORUM INVESTORS III LLC

	By:	/s/ David Boris
Name: David Boris
Title: Managing Member of Forum Capital Management III LLC, the Managing Member of Forum Investors III LLC

Date: August 31, 2020	FORUM CAPITAL MANAGEMENT III LLC

	By:	/s/ David Boris
Name: David Boris
Title: Managing Member

Date: August 31, 2020	/s/ David Boris
David Boris

Date: August 31, 2020	/s/ Marshall Kiev
Marshall Kiev